                                                                      Ex. (m)(2)

                   STATE STREET INSTITUTIONAL INVESTMENT TRUST

                           SHAREHOLDER SERVICING PLAN
                             Effective May 15, 2008

     This Shareholder Servicing Plan (the "Plan") constitutes the Shareholder Servicing Plan relating to the [Name of Class] Class shares (the "Shares") of each Fund listed on Exhibit I hereto (collectively, the "Funds"), each a series of State Street Institutional Investment Trust, a Massachusetts business trust (the "Trust").

     Section 1. The Trust, on behalf the [Name of Class] Class of Shares of a Fund, may pay to [ ], or such other entity as shall from time to time act as the shareholder servicer of the [Name of Class] Class of the Fund's Shares (the "Shareholder Servicer"), a fee (the "Shareholder Service Fee") for services rendered and expenses borne by the Shareholder Servicer in connection with the provision of personal services provided to investors in Shares of the Funds and/or the maintenance of shareholder accounts, at an annual rate not to exceed the percentage set forth on the Service Fee Schedule attached as Exhibit II hereto of the Fund's average daily net assets attributable to the Shares. The Shareholder Service Fee shall be computed and accrued daily, and paid monthly or at such other intervals as the Trustees shall determine. The Shareholder Servicer may pay all or any portion of the Shareholder Service Fee to shareholder servicing agents or other organizations (including, but not limited to, any affiliate of the Fund's investment adviser or of the Shareholder Servicer) as service fees pursuant to agreements with such organizations for providing personal services to investors in Shares of the Funds and/or the maintenance of shareholder accounts, and may retain all or any portion of the Shareholder Service Fee as compensation for providing personal services to investors in Shares of the Funds and/or the maintenance of shareholder accounts.

     Section 2. This Plan shall not take effect until it has been approved by votes of the majority of both (a) the Trustees of the Trust, and (b) the Independent Trustees of the Trust. This Plan shall continue in effect for a period of more than one year after the date this Plan takes effect, but only so long as such continuance is specifically approved at least annually by votes of the majority of both (a) the Trustees of the Trust, and (b) the Independent Trustees of the Trust.

     Section 3. The Shareholder Servicer shall provide to the Trustees of the Trust, and the Trustees shall review, at least annually, a written report of the amounts so expended and the general purposes for which such expenditures were made.

     Section 4. This Plan may be terminated at any time by vote of a majority of the Independent Trustees.

     Section 5. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide:

     A. That such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees, on not more than 60 days' written notice to any other party to the agreement; and

     B. That such agreement shall terminate automatically in the event of its assignment; provided, however, in the event of consolidation or merger in which the Shareholder Servicer is not the surviving corporation or which results in the acquisition of substantially all the Shareholder Servicer's outstanding stock by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of substantially all the Shareholder Servicer's assets, the Shareholder Servicer may assign any such agreement to such surviving entity, acquiring entity, assignee or purchaser, as the case may be.

     Section 6. This Plan may not be amended to increase materially the amount of expenses permitted pursuant to Section 1 hereof without approval in the manner provided for the continuation of this Plan in Section 2 hereof.

     Section 7. As used in this Plan, (a) the term "Independent Trustees" shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms "assignment" and "interested person" shall have the respective meanings specified in the Act and the rules and regulations thereunder, all subject to such exemptions as may be granted by the Securities and Exchange Commission.

                                    EXHIBIT I

          State Street Institutional Liquid Reserves Fund
          State Street Institutional U.S. Government Money Market Fund State Street Institutional Tax Free Money Market Fund
          State Street Institutional Treasury Money Market Fund
          State Street Institutional Treasury Plus Money Market Fund

SERVICE FEE SCHEDULE                                                  EXHIBIT II

                     [NAME OF CLASS] CLASS SHARES

                            FUND                               SERVICE FEE
                            ----                               -----------
State Street Institutional Liquid Reserves Fund                   0.05%
State Street Institutional U.S. Government Money Market Fund      0.05%
State Street Institutional Tax Free Money Market Fund             0.05%
State Street Institutional Treasury Money Market Fund             0.05%
State Street Institutional Treasury Money Market Plus Fund        0.05%